December 22, 2005

Via Facsimile

Mr. Martin T. Stanislav
Vice President and Controller
Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817-1877

      RE: 	Lockheed Martin Corporation
		Form 10-K: For the Year Ended December 31, 2004
		File Number: 001-11437

Dear Mr. Stanislav:

	We have completed our review of your Form 10-K and related filings, and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Accounting Branch Chief


cc: Mr. Robert J. Stevens, President and Chief Executive Officer
	Mr. Christopher E. Kubasik, Chief Financial Officer